ROHM AND HAAS COMPANY REPORTS SECOND QUARTER RESULTS; SALES MOMENTUM DRIVEN BY DOUBLE-DIGIT
GROWTH OUTSIDE NORTH AMERICA; EARNINGS IMPACTED BY UNPLANNED OPERATING ISSUES AT HOUSTON, TEXAS
FACILITY.

Highlights for the Quarter:

•	Sales of $2,190 million were up 5 percent over the same period in 2006, reflecting higher demand, the favorable impact of currencies and modestly higher pricing. Sales performance was largely as anticipated, with strong growth outside North America offsetting weakness in U.S. building and construction markets.

•	Earnings per share from continuing operations before asset impairments were $0.78, down from $0.87 in the same period in 2006.

•	Steady progress was made in implementing the company’s Vision 2010 strategic plan, including the acquisition of the light management film business from Kodak and the announced investment in an acrylic polymer manufacturing facility in Russia.

•	The company’s Board of Directors approved a $2 billion share buy-back program, including a $1 billion accelerated share repurchase, leveraging the company’s financial strength to drive increased shareholder value.

Philadelphia, PA, July 24, 2007 – Rohm and Haas Company (NYSE:ROH) today reported second quarter 2007 sales of $2,190 million, a 5 percent increase over the same period in 2006, reflecting good sales performance in the Specialty Materials Group as well as continued year-on-year and sequential sales growth in Electronic Materials. Sales growth in all geographic regions, except North America, was in the double-digit range. The company reported second quarter 2007 earnings from continuing operations of $161 million, or $0.75 per share, compared to $0.87 per share in 2006. This quarter’s results include $0.09 per share in costs associated with operating issues at the Houston, Texas plant and a net asset impairment after-tax charge of $0.03 per share principally related to the write-off of the company’s investment in Elemica, an on-line chemicals marketplace.

	2nd Quarter
			%
	2007	2006	Change
Sales ($MM)	$2,190	$2,081	5%
Earnings from continuing operations ($MM)	$ 161	$ 192	(16%)
Diluted earnings per share from continuing operations	$ 0.75	$ 0.87	(14%)
Diluted earnings per share from continuing operations before restructuring and asset impairments	$ 0.78	$ 0.87	(10%)

“The global market conditions we experienced in the first quarter of 2007 continued in the second quarter of this year, as we had anticipated,” said Raj L. Gupta, chairman, president and chief executive officer of Rohm and Haas Company. “Our Specialty Materials Group saw growth in all businesses, as strong sales growth outside the U.S. offset continued weakness in the U.S. building and construction markets. The Electronic Materials Group businesses grew modestly, assisted by advanced technology products. The good top-line performance was not fully leveraged in the quarterly earnings partly due to unanticipated operating issues at our Houston plant. In addition, we are experiencing higher raw material costs, which are being partially mitigated through selective price increases. Overall, the second quarter results are in line with our expectations as we continue with the implementation of our Vision 2010 strategy for accelerated shareholder return.”

Second Quarter 2007 Business Performance

Specialty Materials Group
The Specialty Materials Group comprises three business units and represents the majority of the company’s chemical business, serving a broad range of end-use markets. Overall sales for this Group (after intersegment elimination) were up 6 percent, reflecting robust demand outside the U.S. and favorable currencies, which more than offset the softness in the U.S. building and construction markets. Earnings for this Group were $129 million, down 16 percent from 2006, largely due to the unanticipated operating costs at the Houston facility and the impact of higher raw material costs. The results for Specialty Materials are reported under the three separate reportable segments as follows:

Paint and Coatings Materials
Sales for the Paint and Coatings Materials business were $604 million, an increase of 4 percent over the same period in 2006. The higher sales reflect strong demand growth in Western Europe and the emerging markets of China, Turkey, Southeast Asia and India, as well as favorable currencies and improved pricing in Europe and Asia. The business saw improved year-on-year sales comparisons over the first quarter of 2007, despite continued softness in the U.S. building and construction markets. Volumes in the U.S. for this business were down 1 percent in the second quarter compared with the prior-year period, as opposed to 11 percent in the first quarter.

Earnings of $76 million in 2007 were down slightly from $78 million in 2006.

Packaging and Building Materials
Packaging and Building Materials sales in the quarter were $464 million, up 2 percent from the same quarter in 2006. The modest increase reflects the impact of favorable currencies and pricing. Demand in the emerging markets of Asia, Latin America and Eastern Europe all had strong year-over-year growth; however this growth was more than offset by the ongoing softness in the building and construction-related markets in the U.S. While these market conditions have improved since the first quarter of 2007, there appears to be no sustainable market momentum.

Earnings of $36 million were down from $39 million in the second quarter of 2006. The decline largely reflects higher raw material prices, primarily tin, which were partially offset by higher selling prices and favorable currencies.

Primary Materials
Primary Materials sales were $560 million, up approximately 10 percent from the same period in 2006. Primary Materials results include sales to our internal downstream monomer-consuming businesses, along with sales to third-party customers of Merchant Monomers, Dispersants and Industrial and Household Polymers. Third-party sales increased 18 percent over the same period last year, due to higher volumes, while pricing for merchant monomers, as anticipated, was lower. Sales to downstream Rohm and Haas specialty businesses were 5 percent higher, reflecting higher transfer pricing necessary to mitigate increased raw material costs.

Earnings of $17 million for the second quarter of 2007 decreased from $37 million in the prior-year period due to unplanned operating issues at the company’s Houston, Texas facility associated with a scheduled maintenance turnaround. The operating issues resulted in higher than expected maintenance and freight costs, lost production, lower plant yields, and increased purchases from co-suppliers. The impact of these events on Primary Materials’ second quarter earnings was approximately $20 million, after tax. Despite the operating issues, the business was able to effectively manage internal and external commitments, partly due to the build-up of inventories prior to the scheduled maintenance turnaround. Favorable third-party volumes and favorable currencies were offset by the anticipated decline in third-party monomer pricing.

Electronic Materials Group
Electronic Materials sales were $400 million in the second quarter of 2007, up 2 percent over the same period in 2006. Excluding precious metals pass-through sales, sales in the second quarter were up 4 percent compared to the prior year period and 6 percent versus the first quarter of 2007. A pick-up in semiconductor industry demand in Asia helped fuel double-digit sales gains there, while most of the businesses saw weaker year-over-year comparisons in North America and Europe. The businesses continue to deliver advanced technologies to meet the needs of a dynamic market. Sales of advanced technology product lines were up 10 percent versus the second quarter of 2006 and now account for approximately 42 percent of Electronic Materials sales.

Circuit Board Technologies sales grew 2 percent as compared to the same period last year, reflecting good growth in Asia, offset by generally weak conditions in North America and Europe. Packaging and Finishing Technologies sales declined 8 percent, primarily due to lower volumes of precious metal sales in North America, with Process sales up 1 percent versus the same period last year. Sales from Semiconductor Technologies grew 6 percent for the quarter, reflecting strength in sales of Chemical Mechanical Planarization (CMP) pads and slurries as well as advanced photoresists and related products. Solid growth in Asia more than offset weaker demand in North America and Europe for semiconductor products.

Earnings of $69 million were up 11 percent over the second quarter of 2006, primarily reflecting the increased demand, driven by the advanced technology product lines.

Performance Materials Group
Sales for the Performance Materials Group were $296 million in the quarter, up 5 percent over the same period last year, due to stronger demand in the Asia Pacific Region, coupled with the impact of favorable currencies. In addition, the business group also saw strong continued growth of the patented 1-MCP technology of the AgroFresh business unit.

Process Chemicals and Biocides sales were up 6 percent over the same period last year, with demand for ion exchange resins and biocides strong across all regions and markets, while the paper bleaching market in North America for sodium borohydride products remained weak. In the emerging markets, particularly China, Central and Eastern Europe and Turkey, the business saw increased demand in both the nutrition and industrial process markets.

Powder Coatings sales were essentially flat compared to the same period in 2006, due to the favorable impact of currencies and higher pricing, offset by lower demand.

Earnings for the Performance Materials Group of $19 million were up 19 percent compared to the same period last year. Higher selling prices, increased demand, the favorable impact of currencies, and year-on-year improvement in Powder Coatings more than offset increased investment to support future growth.

Salt
Salt sales for the quarter of $178 million were up approximately 11 percent, compared to the same period a year ago, primarily due to improved product mix and pricing management in the industrial and consumer markets, as well as increased demand for ice- control salt and other bulk products.

Earnings for the Salt business in the quarter were $4 million, significantly up from the $2 million in the same period in 2006, largely the result of the increased sales, which offset the impact of higher operating costs.

Corporate
Corporate expense of $60 million was up from $42 million in the prior year period, with the increase directly attributable to non-recurring costs associated with the establishment of the European Headquarters in Switzerland, and the write-off of the company’s investment in Elemica, an on-line chemicals marketplace.

Second Quarter 2007 Regional Sales Performance

North American sales of $1,047 million were down 1 percent from the prior-year period, reflecting lower demand across most businesses, except Salt. The lower demand was particularly pronounced in the Specialty Materials Group, where the effects of the weak U.S. building and construction markets continued in the quarter, although the year-on-year weakness moderated in the second quarter. Specialty Materials Group sales in the U.S. were down 1 percent in the second quarter of 2007 versus the same period last year, as compared to 9 percent lower in the first quarter of 2007 compared to the prior year period. Sales in Europe of $582 million were up 12 percent over the second quarter of 2006, primarily the result of the favorable impact of currencies, augmented by strong growth in Primary Materials, and modest demand growth in Paint and Coatings Materials. Asia Pacific sales of $471 million were up 13 percent over the same period in 2006, reflecting robust growth in Paint and Coatings Materials and Electronic Materials. Latin American sales of $90 million were up 11 percent over the prior year period, the result of solid growth in the Specialty Materials businesses, particularly Paint and Coatings Materials. Sales in the key emerging markets of the company, such as China, India, Central and Eastern European countries, Turkey and Latin America were up 18 percent for the quarter, consistent with the company’s strategic intent to accelerate growth in these fast-growing economies.

Comments on the Second Quarter 2007 Income Statement

Gross profit of $604 million in the quarter was 4 percent lower than the same period in 2006, reflecting the higher operating costs related to the Houston plant, and higher raw material costs, which were partially offset by stronger global demand and favorable currencies.

Selling and administrative (S & A) expense was $277 million, up 7 percent over the same period last year, largely reflecting increased spending to support growth initiatives, costs related to the establishment of the European Headquarters, and the negative impact of currencies. S & A expenses were 12.6 percent of sales, slightly up versus the same period in 2006.

Research and development expense of $73 million was up approximately 4 percent from the same period last year, reflecting the continued funding of Research and Development efforts in key strategic growth areas.

Interest expense for the quarter was $23 million, down 15 percent from the same period in 2006, primarily due to lower levels of debt.

Income tax expense was $57 million, reflecting an effective tax rate of 25.7 percent, as compared to income tax expense of $73 million in the prior year period, or an effective tax rate of 27.2 percent.

Year-to-Date 2007 Performance

Sales for the first six months of 2007 were $4,350 million, up 5 percent from the same period in 2006, reflecting higher sales across most businesses, and strong growth in the emerging markets of Asia, Central and Eastern Europe, Turkey and Latin America. Net earnings from continuing operations of $351 million were down 12 percent from the first six months of 2006, reflecting the impact of higher raw material costs, higher operating costs, investment to support the implementation of the European Headquarters in Switzerland, and the cost of productivity improvement programs focused on our North American operations. Net earnings per share from continuing operations for the first six months of the year were down 10 percent, at $1.61 per share compared to $1.79 per share in the prior year period.

Progress Update on Vision 2010 Strategy

The company remains on course with the implementation of its Vision 2010 strategy for accelerating value creation. Key developments include:

•	Strengthened the company’s portfolio through the acquisition of the Kodak Light Management Film technology business completed in the second quarter. The company also divested the European Automotive Coatings business, and the UCD colorants business.

•	Developed a five year strategic plan for the Salt business. The company is currently exploring strategic options for this business with the objective of maximizing shareholder value.

•	Enhanced innovation capacity through the announced $60 million investment in immersion lithography equipment to support growth of 193 nanometer (nm) photoresist and anti-reflective coatings.

•	Completed the $30 million expansion of the company’s Microelectronic Technologies Research and Development site in Chonan, Korea, to enhance the Electronic Materials unit’s capabilities for state-of-the art semiconductor materials.

•	Announced plans to construct an acrylic polymer manufacturing facility in Russia, which is the fifth new manufacturing facility either planned or under construction in emerging markets.

Complementing the Vision 2010 strategy, the company announced actions to adjust its capital structure with authorization by the company’s Board of Directors of a $2 billion share repurchase program. This authorization includes a $1 billion accelerated share repurchase that will be funded by the issuance of new debt and is expected to be completed in the third quarter of 2007. The company’s strong portfolio, rapidly growing presence in emerging markets, leadership in innovation, operational excellence, and strong talent deployed throughout the enterprise, supports this shift in capital structure to provide enhanced rewards for our shareholders.

Full-Year Outlook

“In looking at the full-year 2007, demand is tracking as we had anticipated, with modest growth in the Electronics Market, accelerating towards the second half of the year and robust growth in the emerging markets,” said Gupta. “The weak U.S. building and construction markets remain a challenge for our Specialty Materials businesses, as does the volatile raw material outlook. We are navigating these external challenges through proactive cost management, as well as implementing pricing initiatives to recover higher raw material increases.”

As a result of these factors, the company expects full-year sales to increase approximately 6 to 7 percent, and earnings per share to be in the $3.35-$3.50 range. Excluding the impact of the Houston operating issues, this represents a modest increase in expected earnings as compared to the company’s previous outlook, primarily due to the benefit of the recently announced accelerated share repurchase.

“This level of performance in the face of challenging building and construction markets and high raw material costs demonstrates our ability to respond to the external environment, while moving towards the long-term growth targets of our Vision 2010 strategy,” Gupta noted.

#       #        #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 28, 2007.

About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.2 billion in 2006. Visit www.rohmhaas.com for more information.

CONTACTS:

Investor Relations
Andrew Sandifer
Director, Investor Relations
+1-215-592-3312
ASandifer@rohmhaas.com

Media Relations
Brian McPeak
Corporate Communications
+1-215-592-2741
Bmcpeak@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	Percent Change	2007	2006	Percent Change
Net sales	$2,190	$2,081	5%	$4,350	$4,139	5%
Cost of goods sold	1,586	1,450	9%	3,137	2,863	10%

Gross profit	604	631	(4%)	1,213	1,276	(5%)
Selling and administrative expense	277	258		537	506
Research and development expense	73	70		141	139
Interest expense	23	27		47	52
Amortization of intangibles	14	14		28	27
Restructuring and asset impairments	11	—		10	4
Share of affiliate earnings, net	6	4		11	5
Other (income), net	(10)	(2)		(29)	(16)

Earnings from continuing operations before income taxes and minority interest	222	268		490	569
Income taxes	57	73		132	163
Minority interest	4	3		7	7

Net earnings from continuing operations	$161	$192		$351	$399

Net earnings from discontinued operations	(1)	(26)		1	(26)

Net earnings	$160	$166		$352	$373

Basic net earnings per share:
Net earnings from continuing operations	$0.76	$0.88		$1.63	$1.81
Net earnings from discontinued operations	(0.01)	(0.13)		0.01	(0.12)

Net earnings	$0.75	$0.75		$1.64	$1.69

Diluted net earnings per share:
Net earnings from continuing operations	$0.75	$0.87		$1.61	$1.79
Net earnings from discontinued operations	(0.01)	(0.12)		—	(0.12)

Net earnings	$0.74	$0.75		$1.61	$1.67

Weighted average common shares outstanding – basic	213.7	220.3		215.1	220.5
Weighted average common shares outstanding – diluted	216.9	222.6		218.3	222.8
Other data:
Capital spending	$110	$92		$187	$145
Depreciation expense	$104	$102		$206	$204

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix I

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Net Sales by Business Segment and Region

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$604	$579	$1,082	$1,064
Packaging and Building Materials	464	456	913	910
Primary Materials	560	508	1,042	989
Elimination of Intersegment Sales	(312)	(298)	(563)	(570)

Specialty Materials Group	$1,316	$1,245	$2,474	$2,393
Electronic Materials Group	400	393	785	767
Performance Materials Group	296	283	586	556
Salt	178	160	505	423

Total	$2,190	$2,081	$4,350	$4,139

Customer Location
North America	$1,047	$1,061	$2,141	$2,164
Europe	582	521	1,142	1,013
Asia-Pacific	471	418	893	805
Latin America	90	81	174	157

Total	$2,190	$2,081	$4,350	$4,139

Net Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$76	$78	$129	$138
Packaging and Building Materials	36	39	64	76
Primary Materials	17	37	47	91

Specialty Materials Group	$129	$154	$240	$305
Electronic Materials Group	69	62	129	115
Performance Materials Group	19	16	40	34
Salt	4	2	37	20
Corporate	(60)	(42)	(95)	(75)

Total	$161	$192	$351	$399

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix II

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Provision for Restructuring and Asset Impairments by Business Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Pre-tax	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$-	$-	$-	$-
Packaging and Building Materials	1	(1)	1	5
Primary Materials	-	—	-	—

Specialty Materials Group	$1	$(1)	$1	$5
Electronic Materials Group	(2)	—	(3)	(1)
Performance Materials Group	(1)	—	(1)	—
Salt	-	—	-	—
Corporate	13	1	13	—

Total	$11	$-	$ 10	$4

	Three Months Ended		Six Months Ended
	June 30,		June 30,
After-tax	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$-	$-	$-	$-
Packaging and Building Materials	1	(1)	1	3
Primary Materials	-	—	-	—

Specialty Materials Group	$1	$(1)	$1	$3
Electronic Materials Group	(1)	—	(2)	(1)
Performance Materials Group	(1)	—	(1)	—
Salt	-	—	-	—
Corporate	8	1	8	(1)

Total	$7	$-	$6	$1

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Business Segment
Paint and Coating Materials	$120	$122	$209	$223
Packaging and Building Materials	65	71	122	140
Primary Materials	44	72	106	173

Specialty Materials Group	$229	$265	$437	$536
Electronic Materials Group	122	107	227	206
Performance Materials Group	43	39	89	82
Salt	27	23	95	70
Corporate	(42)	(26)	(61)	(43)

Total	$379	$408	$787	$851

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
EBITDA	$379	$408	$787	$851
Asset impairments	16	—	16	3
Interest expense	23	27	47	52
Income taxes	57	73	132	163
Depreciation expense(2)	104	99	206	200
Amortization of finite-lived intangibles	14	14	28	27
Minority interest	4	3	7	7

Earnings from continuing operations	$161	$192	$351	$399

(1) EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.
(2) Excludes depreciation from the Automotive Coatings business, which is classified as a discontinued operation in our Consolidated Statement of Operations.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix III

Rohm and Haas Company and Subsidiaries

(unaudited)

Change in Net Sales by Business Segment and Region

	Sales Change Analysis
	Demand	Price	Currency	Other	Total
Business Segment
Paint and Coating Materials	% (2)	% -	% 2	% -	% 4
Packaging and Building Materials	(2)	1	3	—	2
Primary Materials (3rd Party)	18	(3)	4	(1)	18
Specialty Materials Group	3	—	3	—	6
Electronic Materials Group	2	—	—	—	2
Performance Materials Group	1	1	4	(1)	5
Salt	5	5	—	1	11
Total	% 3	% 1	% 2	% (1)	% 5

	Sales Change Analysis
	Demand	Price	Currency	Other	Total
Customer Location
North America	% (2)	% 1	% -	% -	% (1)
Europe	4	1	8	(1)	12
Asia-Pacific	12	—	1	—	13
Latin America	13	(1)	1	(2)	11
Total	% 3	% 1	% 2	% (1)	% 5